Exhibit 10.1

December 15, 2023

[NAME] [ADDRESS]

Re: Accelerated Payments and Potential Repayment Obligations Dear [NAME]:

This letter agreement (the “Letter Agreement”) memorializes your agreement and understanding with WestRock Company (the “Company”) regarding the following in connection with the anticipated completion of the transactions contemplated by that certain transaction agreement (“Transaction Agreement”) entered into on September 12, 2023, by and among the Company and Smurfit Kappa Group plc, a public limited company incorporated in Ireland, and the other signatories thereto:

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[The accelerated vesting of certain of your previously granted equity awards;
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The accelerated payment of a portion of your fiscal year 2024 target annual bonus; [and]
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The extension of the “Restricted Period” as defined in that certain [Restrictive Covenant Agreement] / [Fair Competition and Proprietary Information Protection Agreement] entered into between you and WestRock Services, LLC.]

In order to mitigate potential negative tax consequences to you and the Company under Sections 280G and 4999 of the Internal Revenue Code, the Company will, on or prior to December 31, 2023:

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[Accelerate the vesting and settlement of your currently unvested and outstanding restricted stock units (“RSUs”) set forth on Schedule A attached hereto (as accelerated, the “Accelerated RSUs”)[.] [; and]
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Accelerate a portion of your annual bonus under the WestRock Fiscal 2024 Short-Term Incentive Program (the “STIP”) equal to 75% of your target bonus amount (as accelerated, the “Accelerated STIP”).]

For purposes of this Letter Agreement, “Cause” and “Good Reason” shall be as defined in [the award agreement evidencing the grant of such RSUs][or][the STIP][, as applicable,] or, following the consummation of the transactions contemplated by the Transaction Agreement, then as defined in your Change in Control Severance Agreement.

[In the event you are terminated for Cause or you resign without Good Reason, in each case, prior to the date the Accelerated RSUs otherwise would have vested, you will be obligated to promptly repay to the Company an amount equal to the number of shares you receive (or if net settled, the gross number of shares you would have received absent net settlement) in respect of the Accelerated RSUs multiplied by the closing price of a share of the Company on the date of settlement of the Accelerated RSUs. Such amount shall be paid to the Company as soon as practicable and in any event within 30 business days after such termination.]

[In the event you are terminated for Cause or you resign without Good Reason, in each case, prior to the last business day of the STIP plan year, you will be obligated to promptly repay to the Company an amount equal to the gross amount paid to you in respect of the Accelerated STIP. Such amount shall be paid to the Company as soon as practicable and in any event within 30 business days after such termination.

In the event you are terminated without Cause or you resign for Good Reason, in each case, prior to the last business day of the STIP plan year, any severance benefits due to you under any Company severance agreement to which you are a party or Company severance plan in which you participate will be reduced by the gross amount paid to you in respect of the Accelerated STIP.

In the event you remain employed through the last business day of the STIP plan year, (i) if your final gross payout under the STIP based on actual performance is higher than the gross amount of the Accelerated STIP, you will receive a payout under the STIP equal to the excess of the gross payout determined based on actual performance over the gross amount of the Accelerated STIP, payable in accordance with the terms and conditions of the STIP and subject to applicable tax withholding, or (ii) if your final payout under the STIP based on actual performance is lower than the Accelerated STIP, you will be obligated to promptly repay to the Company an amount equal to the excess of the after-tax amount of the Accelerated STIP over what would be the after-tax amount of the payout determined based on actual performance. Such amount shall be paid to you or to the Company, as applicable, as soon as practicable after the STIP payments are made to similarly situated executives.]

[In consideration for the foregoing accelerated vesting of RSUs and payment of the Accelerated STIP, you agree that the Restricted Period shall mean your employment with the Company and for a period of [18][24] months following the Termination Date (as defined in the Restrictive Covenant Agreement).]

This Letter Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles thereof and may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Please confirm your agreement by signing below. Sincerely,

COMPANY WestRock Company
By: Name:

AGREED AND ACCEPTED BY:

[NAME]